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U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

1.   Name and Address of Reporting Person:
      David Knudson, 1661 Lakeview Circle, Ogden, UT 84403

2.   Issuer Name and Ticker or Trading Symbol:
      ImmunoTechnology Corp ("IMNT")

3.   IRS or Social Security Number of Reporting Person (Voluntary):

4.   Statement for Month/Year: 8/2001

5.   If Amendment, Date of Original (Month/Year):

6.   Relationship of Reporting Person(s) to Issuer (Check all Applicable)
     ( ) Director (X) Officer, give title below (X) 10% Owner ( ) Other
     Title: Secretary/Treasurer

7.   Individual or Joint/Group Filing (Check Applicable Line)
     (X) Form filed by One Reporting Person
     ( ) Form filed by More than One Reporting Person

TABLE I
NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

1. Title of Security:  Common Stock
2. Transaction Date (Month/Day/Year): 08/22/2001
3. Transaction Code:    J
4. Securities Acquired (A) or Disposed of (D): Amount: (A) 1,013,942
5. Amount of Securities Beneficially Owned at End of Month: 2,131,615
6. Ownership Form:  Direct (D) or Indirect (I): (D)
7. Nature of Indirect Beneficial Ownership: N/A

TABLE II
DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED

1. Title of Derivative Security:
2. Conversion or Exercise Price of Derivative Security:
3. Transaction Date (Month/Day/Year):
4. Transaction Code:
5. Number of Derivative Securities Acquired (A) or Disposed of (D):
6. Date Exercisable and Expiration Date (Month/Day/Year):
7. Title and Amount of Underlying Securities:
8. Price of Derivative Security:
9. Number of Derivative Securities Beneficially Owned at End of Month:
10. Ownership Form of Derivative Security:  Direct (D) or Indirect (I):
11.  Nature of Indirect Beneficial Ownership:


Explanation of Responses: The securities were acquired in settlement of debt owed to Mr. Knudson totaling $31,685.79 in principal and interest.

Signature of Reporting Person: /S/David Knudson
Date:     9/6/2001